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                                                                    EXHIBIT 99.1


Contacts:  PHILLIP D. KRAMER                        A PATRICK DIAMOND
--------   Executive Vice President and CFO         Manager, Special Projects
           713/646-4560 - 800/564-3036              713/646-4487 - 800/564-3036


FOR IMMEDIATE RELEASE
---------------------

                  PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES
                      PRICING OF 4.5 MILLION COMMON UNITS

     (Houston - October 26, 2001) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the issuance and sale by the Partnership of 4,500,000 Common Units at a public offering price of $26.40 per unit. Salomon Smith Barney served as lead underwriter for the offering. UBS Warburg, A.G. Edwards & Sons, Inc., Wachovia Securities and Dain Rauscher Wessels served as co-managers for the offering.

     Excluding the underwriters' over-allotment option, net proceeds from the offering will be approximately $116.0 million, including the general partner's proportional capital contribution and expenses associated with the offering. These proceeds will be used to reduce indebtedness under the Partnership's revolving credit facility, providing the Partnership with additional financial flexibility to fund its organic and acquisition growth objectives. The underwriters were also granted an option to purchase up to an additional 675,000 Common Units.

     Copies of the final prospectus relating to these securities may be obtained from Salomon Smith Barney Inc., 88 Greenwich Street, New York, New York 10013. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Gulf of Mexico and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

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